EXHIBIT 99.02

Earnings Release Script

June 7th, 2005

5:00 p.m. EST

John Riley:

Good afternoon, I’m John Riley of GoRemote Internet Communications.  This afternoon we will discuss financial results for the second quarter of fiscal 2005.  Playback of this call will be available at 1-888-566-0186, through June 10, 2005. This conference call is being web cast live today and is available on the Investor Relations page of the GoRemote Internet Communications website.  It will be available for replay until June 30, 2005.  Also, on the call for GoRemote are Tom Thimot, our President and CEO and Dan Fairfax, our Senior Vice President & Chief Financial Officer.

This call will include “forward-looking” statements, including projections about our business that involve risks and uncertainties. These forward-looking statements are based on information available to us at the time of this call and we assume no obligation to update any such forward-looking statements.  The statements in this call are not guarantees of future performance and actual results could differ materially from our current expectations as a result of many factors, including the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

At this time I would like to turn the call over to Tom.

Tom

Thanks John.

Good afternoon, and thank you for joining GoRemote Internet Communications today for our quarterly conference call

During our last earnings call on March 7th, I emphasized the commitment of the Board and management team to return the company to profitability.  To achieve this goal, we knew we needed to simultaneously create a foundation for revenue growth and significantly reduce our operating expenses.  Beginning last August, we focused on reducing our operating expense levels.  That was the easy part.  Then came the more challenging task — which is to build an exciting, growing business around the strategic requirements of large enterprises that have many dispersed employees and office locations outside the corporate firewall.  I am happy to report that GoRemote has made significant progress toward achieving this objective.

As we work to fulfill GoRemote’s powerful and compelling vision, we are focusing our efforts on key vertical markets where customers are attracted by the return on investment they are able to obtain by implementing our leading services.  Let me note a few important examples:

•                  In aerospace: The Boeing Company, Lockheed Martin, Rolls Royce and Panasonic Avionics;

•                  In financial services: Merrill Lynch, UBS and a significant new Fortune 100 customer obtained in partnership via our reseller AT&T;

•                  In pharmaceuticals: Schering-Plough, Novartis, Amgen and Johnson & Johnson; and

•                  In retail: Jockey, RiteAid, and Bridgestone Firestone.

This focused strategy has led to year over year broadband revenue growth in excess of 50% and has placed GoRemote in the enviable position as the only mobility provider with a credible and comprehensive secure, managed broadband service offering for all types of remote workers — whether they are mobile workers or remote office workers.

During today’s call, I am pleased to highlight four significant examples of recently signed customers that each demonstrate how GoRemote is gaining traction in an exciting market with great potential.

The first example of how GoRemote is executing on its vision for the remote workplace is the recently signed customer Bridgestone Firestone Retail and Commercial Operations (BFRC).  Using a legacy dial-up network, BFRC found that the slow dial connection speeds they were experiencing could not support much-needed applications that would generate a continuous flow of point-of-sale and company information. The new applications BFRC plans to implement require the high bandwidth, managed connectivity provided as part of the GoRemote Branch Office™ solution.  These applications include:

•                  A national customer database;

•                  In-store online Mitchell 1 automotive repair manuals;

•                  Point-of-Sale (POS) system upgrade to deploy automated signature capture devices for electronic authorization and authentication;

•                  Internet applications for employee education and training; and

•                  Electronic billing.

BFRC chose the GoRemote Branch Office solution because it combines robust broadband performance with cost-effective IP VPN technology and proactive network monitoring services to provide comprehensive solutions for their retail locations.  The net result is that BFRC has a faster, more reliable and more cost effective network through GoRemote than they had before.  This is a powerful message that, when positioned and sold through a disciplined sales process at the right level, can help create new customer revenue streams.

A second example of how GoRemote is executing on its vision for the remote work place is a recent contract with AT&T to provide managed broadband services for 2500 endpoints for one of their existing customers, a Fortune 100 financial services company.  In addition, we are currently working to deploy our managed broadband services solution at this company’s European locations, thus allowing AT&T to offer a higher service level that extends beyond their own broadband access footprint.

A third example of how GoRemote is executing on its vision for the remote workplace is our very recent selection by a highly respected Fortune 50 manufacturer, following a highly competitive evaluation.  We believe this globally recognized leader chose the GoRemote Mobile Office solution because of our unique combination of broadband access support, our intelligent client, and our ability to securely connect employees to their corporate network.  GoRemote won a contract with this new customer by making available to tens of thousands of its traveling employees the full breadth of the GoRemote Revolution offering, which includes a wide array of access methods such as free Wi-Fi, in-flight Wi-Fi, hotel Ethernet and 3G cellular.

A final example of how GoRemote is executing on its vision for the remote workplace is our new enterprise customer win at Rolls Royce plc via our U.K. channel partner Think Secure.  Initially a Think Secure customer enjoying local support, Rolls Royce selected the combined GoRemote/ Think Secure solution since it met stringent remote access flexibility and security requirements for 37,000 employees, 40% of which are located outside the U.K.

To summarize, while we were disappointed to learn late last quarter that Fiberlink, a legacy dial-up customer, had obtained alternative direct sources for dial-up access in certain countries that represented more than 50% of their business with GoRemote, overall we feel positive about the initial success of our new customer acquisition efforts in recent months.  Only two quarters after joining us, our senior sales and marketing team, lead by John Grosshans, our SVP Worldwide Sales and Steve d’Alençon, our VP of Product Management and Marketing, has already achieved new enterprise customer wins that have added significant new orders to our deployment backlog and strengthened the financial future of the company.  Leading enterprises continue to recognize the value of the broad GoRemote offering, selecting us in competitive bidding situations.

GoRemote’s employees are working globally to ensure that we are the clear choice for secure managed broadband network services.  The entire GoRemote team remains unified and dedicated to an ambitious goal:  to build a company recognized for sustainable revenue growth and long-term profitability.  I look forward to publicly communicating our progress toward this goal in the quarters ahead.

Now I’d like to turn the call over to Dan Fairfax, who will take you through the financial results for the recently completed quarter.

Thank you Tom.

GOOD AFTERNOON – Thank you for joining us today.  As I begin my discussion of the Company’s financial performance I would like to remind you that last year we changed our fiscal year end to October 31, and that today we are reporting on our second quarter of fiscal 2005, which is the three month period ended April 30, 2005.  In my remarks, when comparisons are made to historical periods I will be referring to quarters that reflect the Company’s new fiscal calendar.  In other words, the first fiscal quarter ends January 31, the second fiscal quarter ends April 30, the third fiscal quarter ends July 31 and the fiscal year ends October 31.

Let me now draw your attention to the Statement of Operations for the second quarter of fiscal 2005.

Revenue:

In our second quarter, revenues were $12.0 million, representing a modest increase over the first quarter and a decrease of $852,000 compared to the same three-month period in 2004.  Two major trends drove the Company’s recent revenue results:  (1) the $1.8 million increase in broadband revenues over the same quarter one year ago (a 54% increase); and (2) the $2.7 million drop in year over year dial-up access revenues from our legacy ISP and Telco customers.  In the second quarter of 2005, the sequential decline in dial-up revenues was approximately $769,000, which was offset by a quarterly increase of $463,000 of broadband-based revenues and approximately $389,000 of fees earned from one of our ISP customers that did not meet an annual minimum commitment for dial-up service usage.

Over the past year, the effect of these revenue trends has resulted in a shift in the mix of the Company’s revenue such that broadband revenues for the latest quarter comprised 43% of our revenue stream compared to 26% in the three month period ended April 30, 2004.

Additionally, as a result of our continuing focus on new enterprise customer wins, second quarter revenues from enterprise customers (sold both direct and through our channel partners) rose to 62% of total revenues as compared to 58% in the prior quarter.  A positive effect of this shift in revenue mix is that the Company’s recurring revenues earned either through monthly subscriptions or from customer commitments now account for 57% of total revenues.

Last November we changed our sales approach from one where we previously sold to enterprise customers principally through direct efforts, to one that leverages our historically strong third party relationships in selling and delivering our broadband solutions to enterprise customers.  During the second quarter we continued to build a pipeline of enterprise sales opportunities jointly with our reseller partners and have recently received the first orders for managed broadband services from some of these partners.  Looking forward, we remain fully committed to delivering our unique portfolio of high value managed remote access and security solutions to the enterprise market through both direct and partner channels.

Direct Margin

Overall, the Company’s direct margin — calculated as revenues less cost of revenues — was 62 percent in the second quarter of 2005, compared with 59 percent during the same period one year ago and 58 percent in the prior quarter.  Our second quarter margin benefited from the effects of two non-recurring items.  Approximately one percentage point of the favorable increase related to the earlier described earned annual minimum commitment fee, which had no associated direct costs.  Approximately two percentage points of the favorable increase were due to the reversal of $310,000 of loss contingencies — booked more than 24 months ago – which related to provider billing disputes and which were no longer deemed likely to be paid.  Excluding the impact of these two favorable items the reported margins are in line with our consistently strong quarterly direct margins of 58 to 59 percent.

Operating Expenses:

Total operating expenses for the quarter were $7.6 million, compared with $10.4 million in the same quarter one year ago and $7.8 million in the prior quarter.  Our lower spending resulted from the elimination of personnel duplication and the overlapping efforts that existed following our acquisition of Axcelerant in December of 2003 together with the more cost effective sales and marketing approach that we adopted late last year to address direct and channel sales efforts.

Since we are a managed service provider and rely on a virtual network, a significant portion of our operating costs relate to personnel and related spending.  At the end of the second quarter we had 215 personnel, of whom 72 were employed at our network operations and development center in Bangalore, India.

We have been actively engaged in the implementation of the mandatory requirements of Section 404 of the Sarbanes-Oxley Act since last year.  Spending on this effort in the second quarter was $80,000.  However, we anticipate our costs to complete this work will increase over the next two quarters and, exclusive of external audit fees, will range from $350,000 to $450,000.  We expect that the majority of these expenses will be incurred in the third quarter of 2005.

In addition, our operating expenses for the last quarter included $265,000 of amortization of intangible assets and stock-based compensation acquired in connection with the Company’s acquisition of Axcelerant.

Net Income

The net loss in the second quarter of 2005 was $192,000, or a loss of $0.00 per share, compared with a net loss of $2.8 million, or a loss of $0.07 per share, in the same quarter one year ago.  Our significantly reduced loss as compared to the same period last year was due principally to our lower expenses in the second quarter of 2005.

EBITDA

Because we are now going to be talking about EBITDA, I want to make sure you know how we use the term.  EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  It is a non-GAAP financial measure that should not be used as a substitute for GAAP measures such as net income or loss, because it reflects the elimination of material expenses.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, acquisition activities, levels of indebtedness and interest rates.  The difference from GAAP net income or loss that EBITDA represents can vary widely from company to company. We believe that EBITDA information is helpful to investors when used in conjunction with GAAP information because it is an indicator frequently used by investors to evaluate enterprises such as GoRemote.  Excluding these items provides insight into the underlying financial performance of the GoRemote and facilitates comparisons between GoRemote and other companies.  GoRemote uses EBITDA as just one measure of its performance, along with GAAP information.

In the second quarter of 2005 our EBITDA was a positive $342,000.  I want to remind people that EBITDA should be taken into consideration with other important metrics of our performance such as our traditionally modest requirement for capital investments and the growth in deferred revenues net of related deferred costs in our Balance Sheet.

Turning to the Balance Sheet:

GoRemote has further strengthened an already solid balance sheet through an approximate $430,000 increase in cash and short-term investments last quarter.

• Cash and short-term investments were $19.8 million at the end of the second quarter compared with $19.3 million at the end of the prior quarter.  This was our second sequential quarter of positive cash flow.  Notably, cash and short-term investments have grown $1.7 million in the past two quarters.

• Our accounts receivables remained low with 44 days sales in accounts receivable outstanding at the end of the second quarter, down from 54 days in the second quarter of 2004 and consistent with the 44 days we reported in the first quarter of 2005.

• In the second quarter the Company grew deferred revenues by approximately $1.1 million.  The majority of this increase was related to the implementation fees we charge our broadband customers in advance for service activation.  These deferred implementation fees will be recognized as revenue over 24 months.  Our broadband services contracts typically have terms of one to three years and in many cases automatically renew month-to-month following the original contract term.  As a result we estimate that a 24-month revenue recognition period represents the average term of service for the collective broadband services under our management.  We regularly monitor the churn of all endpoints to see if there are indicators that service life expectancy is increasing or decreasing.  If current trends continue then we may determine that the average term of service has lengthened for these managed service endpoints. If that is the case, then we will change the amortization period accordingly.  If current end point retention trends continue it is possible that we may have to lengthen the time period of implementation revenue recognition from 24 months to a longer period such as 30 to 36 months.  However, at this time we believe that 24 months remains the appropriate period over which to amortize our deferred implementation revenues.

• Second quarter capital expenditures were approximately $446,000, principally for investments in information technology designed to enhance our services offering and to supplement and sustain our current operations.

• Finally, we continue to have no debt on the balance sheet.

While we have completed another quarter marked by progress toward the goals outlined earlier by Tom, our focus is not a short-term one. Our entire team continues to focus on achieving sustained profitability and cash flow growth by cost effectively delivering high value services to our existing and prospective customers.

Our legacy dial-up business, however, continues to decline, but it is no longer subject to the heavy customer concentration of the past that had exposed us to pricing and usage threats from some customers.  In early May we announced that we expect to see a significant decline in dial-up revenues during the third quarter as we absorb the full impact of the substantial loss of dial-up traffic from Fiberlink, an 11% revenue customer in the first quarter of 2005. We expect this impact will approximate $700,000 for the full third quarter.  During the current quarter, we expect to recognize approximately $300,000 less of revenues that are derived from fees earned due to customers not meeting annual minimum commitments.  In addition, we currently project that our remaining dial-up revenue base will continue to decline by approximately four percent in the third quarter.  As a result of these three factors, we believe that our aggregate quarterly dial-up revenues will decline by approximately $1.25 to $1.3 million during the third quarter of 2005.  However, we are encouraged by the steady growth of revenues in our broadband business, which has been growing at an average quarterly rate in excess of 10% over the past five quarters.  Based on current projections for our broadband business, we view the Q3 2005 revenue decline as a bump in the road, not a rut.  The significant customer wins described by Tom earlier on today’s call are evidence of how GoRemote’s value proposition is gaining critical traction in the markets we serve.  Specifically, we believe that the strength of our underlying business fundamentals will allow us to return to quarterly revenue growth in the fourth quarter of 2005.

In addition, as we complete the mandated provisions of the Sarbanes-Oxley Act we expect our third quarter operating expenses to be higher quarter over quarter as we complete our documentation, systems upgrade and testing efforts.  Other than expenses related to ongoing maintenance and testing, these Sarbanes-Oxley related expenses are largely of a non-recurring nature and are not expected to be material in future periods.

Other than the general guidance provided above, we are not providing specific forward-looking guidance at this time.

Now I am going to turn the call over to Tom for some additional comments.

Tom

Thank you Dan.

In closing, I want to again reiterate my excitement at the challenge and opportunity ahead at GoRemote.  Together with the management team and the rest of the Board, we are committed to delivering sustained revenue growth and profitability over the long term.  This commitment is fundamental to delivering shareholder value.  Thank you very much for joining us on today’s call and allowing us to share our progress with you.

Operator, at this time we would like to entertain questions.

Pause

At this time we would like to thank you for participating on today’s conference call.  We look forward to communicating GoRemote’s progress with you in the future.